Exhibit 10.1

MarkWest Energy Partners, L.P.

Summary of Director Compensation

For 2005, each non-employee director of the general partner of MarkWest Energy Partners, L.P. will receive:

•                                          an annual retainer of $18,000,

•                                          $2,000 regular meeting attendance fee,

•                                          $1,000 committee meeting attendance fee, and

•                                          500 phantom units

The Chair of the Audit Committee will receive an additional $4,000.  Employee directors receive no additional compensation for serving as directors.  Directors will be reimbursed for reasonable expenses incurred in connection with attending board and committee meeting or performing their duties as directors.